Exhibit 99.1
Blue Capital Reinsurance Holdings Reports Second Quarter 2018 Financial Results

HAMILTON, Bermuda - July 31, 2018 - Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH) (the "Company"), a Bermuda holding company that, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market and invests in various insurance-linked securities, today reported its financial results for the second quarter of 2018 and provided a portfolio update related to June 1, 2018 renewals.

The Company recorded net income of $2.5 million ($0.28 per share) for the second quarter of 2018 and $3.0 million ($0.34 per share) for the six months ended June 30, 2018. The Company’s fully converted book value per common share was $14.21 at June 30, 2018, reflecting a 1.8% increase for the quarter and a 2.3% increase since December 31, 2017, each inclusive of dividends declared in such periods.

Reinsurance premiums written for the current quarter and year-to-date were $7.4 million and $19.9 million, decreasing by $4.7 million and $9.2 million over the same periods a year ago. The reduced writings were driven by a smaller capital base and greater cessions to third party reinsurers, partially offset by price increases during the January and June renewals.

The combined ratio for the current quarter was 73.5% and 86.2% year-to-date compared to 56.1% and 56.3% in the same periods a year ago. The increase in the current periods' combined ratios was driven by significantly higher loss and loss adjustment expense ratios. The increase in the current quarter's loss and loss adjustment expenses were driven by an increase in estimated losses related to Hurricane Irma which made landfall in Florida in September 2017. Reinsurance acquisition costs for the current quarter were $2.0 million compared to $2.5 million a year ago, reflecting lower premium levels and reduced profit commissions. General and administrative expenses for the current quarter were $1.0 million compared to $1.4 million a year ago due to lower performance fees in the current quarter.

During the second quarter of 2018, the Company declared a regular dividend of $0.30 per common share, which was paid on July 13, 2018.

Michael J. McGuire, Chairman and CEO, commented: "While the second quarter and year to date results have been impacted by an increase in estimated losses related to Hurricane Irma, the Company generated an attractive combined ratio of 73.5% in the quarter and successfully deployed capital during the mid year renewal period. During the June 1st renewals this year, Blue Capital was able to achieve an overall rate increase of 4.5% on its renewed portfolio. The mid-year renewal period was characterized by an abundance of capital and strong appetite for Florida business. Early renewals achieved higher rate increases than those completed later in the period as there was an increasing urgency from a number of markets to deploy capital as the renewals progressed.

"The market improvements experienced so far during 2018 coupled with our strategic alignment with Sompo International Holdings Ltd., have enabled us to construct an improved portfolio year over year with increased expected returns and a lower risk profile."

Portfolio Update

For the first six months of 2018, Blue Capital bound indemnity reinsurance contracts with expected total annual premiums net of acquisition expenses of $25.6 million, a decline of $11.2 million from a year ago due to a smaller capital base. The business underwritten by the Company is expected to produce a net rate on line for the portfolio of 21.1%, which is an increase of 100 basis points when compared to the same period in 2017. The increase is due to an average risk adjusted price increase of 12% during the January renewals and 4.5% during the June renewals.

The Company’s in-force portfolio deployed as of June 1, 2018 consisted of approximately 93.7% in support of first event excess of loss reinsurance contracts and the balance in support of subsequent event excess of loss reinsurance contracts. During the current renewal period, aggregate excess of loss and Industry Loss Warranty contracts were non-renewed as the risk reward metrics were not as attractive for these types of contracts. The current portfolio consists of in excess of 1,400 underlying positions.

Share Repurchase Authorization

The Board of Directors of the Company has authorized the repurchase of up to a total of 500,000 ordinary shares in open market or privately negotiated transactions, from time to time, depending on market conditions. The new share repurchase authorization continues through July 31, 2019.

About the Company

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to the Company by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in the Company's public filings with the U.S. Securities and Exchange Commission or at www.bcapre.bm.

Contacts
Investor Relations
Phone: +1 441 278 0988
Email: investorrelations@Sompo-Intl.com

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and the Company may make related oral forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements that include the words "should," "would," "expect," "estimates", "intend," "plan," "believe," "project," "target," "anticipate," "seek," "will," "deliver," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions, decreased demand for property and casualty reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, uncertainties in our reserving process, changes to our tax status, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, operational risk, including the risk of fraud and errors and omissions, as well as technology breaches or failure, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, potential treatment of us as an investment company or a passive foreign investment company for purposes of U.S. securities laws or U.S. federal taxation, respectively, our dependence as a holding company upon dividends or distributions from our operating subsidiaries, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2017.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent report on Form 10-K and other documents of the Company on file with the Securities and Exchange Commission. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any website referenced in this press release are not incorporated by reference herein.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(In millions of U.S. dollars, except share amounts)

	June 30, 2018	December 31, 2017
Assets	(Unaudited)
Cash and cash equivalents	$3.6	$1.0
Cash and cash equivalents pledged as collateral	—	5.0
Reinsurance premiums receivable	14.2	11.1
Deferred reinsurance acquisition costs	0.8	0.1
Funds held by reinsured companies as collateral	149.7	164.8
Other assets	0.1	0.2
Total Assets	$168.4	$182.2
Liabilities
Loss and loss adjustment expense reserves	$29.9	$43.4
Unearned reinsurance premiums	6.1	1.0
Reinsurance balances payable	4.4	10.1
Other liabilities	3.2	0.6
Total Liabilities	43.6	55.1
Shareholders’ Equity
Common Shares	8.8	8.8
Additional paid-in capital	165.6	165.6
Retained deficit	(49.6)	(47.3)
Total Shareholders’ Equity	124.8	127.1
Total Liabilities and Shareholders’ Equity	$168.4	$182.2
Common shares outstanding (000s)	8,767	8,761
Common and common equivalent shares outstanding (000s)	8,784	8,773

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(In millions of U.S. dollars, except per share data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Reinsurance premiums written	$7.4	$12.1	$19.9	$29.1
Change in net unearned reinsurance premiums	(0.2)	(1.8)	(5.1)	(8.6)
Net reinsurance premiums earned	7.2	10.3	14.8	20.5
Net loss from derivative instruments	—	(0.2)	—	(0.6)
Net investment income	0.5	0.2	0.9	0.3
Total revenues	7.7	10.3	15.7	20.2
Expenses
Underwriting expenses:
Loss and loss adjustment expenses - current year	0.6	1.3	1.4	2.6
Loss and loss adjustment expenses - prior year	1.6	0.5	5.3	1.0
Acquisition costs	2.0	2.5	3.9	5.2
General and administrative expenses	1.0	1.4	2.1	2.7
Total expenses	5.2	5.7	12.7	11.5
Net income and comprehensive income	$2.5	$4.6	$3.0	$8.7
Per share data:
Basic and diluted earnings per Common Share	$0.28	$0.52	$0.34	$0.99
Dividends declared per Common Share and RSU	0.30	0.30	0.60	1.19
Insurance ratios:
Loss and loss adjustment expense ratio	31.5%	18.0%	45.4%	17.6%
Acquisition cost ratio	27.7%	24.6%	26.2%	25.5%
General and administrative expense ratio	14.3%	13.5%	14.6%	13.2%
Combined ratio	73.5%	56.1%	86.2%	56.3%
RSU = restricted share unit

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions of U.S. dollars)
Unaudited

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2018	$127.1	$8.8	$165.6	$(47.3)
Net income	3.0	—	—	3.0
Dividends declared on Common Shares and RSUs	(5.3)	—	—	(5.3)
Balance at June 30, 2018	$124.8	$8.8	$165.6	$(49.6)

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained earnings
Balance at January 1, 2017	$183.3	$8.8	$165.5	$9.0
Net income	8.7	—	—	8.7
Dividends declared on Common Shares and RSUs	(10.4)	—	—	(10.4)
Balance at June 30, 2017	$181.6	$8.8	$165.5	$7.3

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE(1)
Unaudited

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Book value per share numerator (in millions of U.S. dollars):
[A] Shareholders’ Equity (in millions of U.S. dollars)	$124.8	$125.0	$127.1	$181.6
Book value per share denominators (in thousands of shares):
[B] Common Shares outstanding	8,767	8,761	8,761	8,761
Restricted Share Units outstanding	17	12	12	12
[C] Fully converted book value per common share denominator	8,784	8,773	8,773	8,773
Book value per common share [A]/[B]	$14.24	$14.27	$14.50	$20.73
Fully converted book value per common share [A]/[C]	$14.21	$14.25	$14.48	$20.70
Change in fully converted book value per common share:(2)
From March 31, 2018	1.8%
From December 31, 2017	2.3%
From June 30, 2017	(27.4)%
(1)         These measures constitute "non-GAAP financial measures" as defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
(2)         Computed as the change in fully converted book value per common share plus common dividends declared of $0.30, $0.60 and $0.90 during the three, six and twelve month periods ended June 30, 2018, respectively.

Portfolio Summary

The following unaudited tables provide a breakdown of Blue Capital’s June 1, 2018 portfolio by contract type following mid-year renewals. Exposure is defined as deployed collateral plus net premium minus ultimate losses.

Contract Type	Exposure (US$ millions)	Exposure as a % of Current Portfolio	Positions Held
Property Catastrophe Total	111.6	100%	44
Prop-Cat - First Event XOL	104.6	93.7%	42
Prop-Cat - Subsequent Event XOL	7.0	6.3%	2
Prop-Cat - Aggregate XOL	0.0	—%	0
Industry Loss Warranty Total	0.0	0.0%	0
Cat Bond	0.0	0.0%	0
Retrocessional Hedging	0.0	0.0%	0
Current Portfolio	111.6	100%	44
XOL = Excess of Loss            ILW = Industry Loss Warranty

Asset Class	Exposure (US$ millions)	Exposure as a % of Current Portfolio	Positions Held
Traditional	111.6	100.0%	44
Quota Share Retrocessional	54.2	48.5%	1[1]
Indemnity Reinsurance	23.0	20.6%	27
Indemnity Retrocession	34.4	30.9%	16
Non-Traditional	0.0	0.0%	0
Retrocessional Hedging	0.0	0.0%	0
Current Portfolio	111.6	100.0%	44
1 Underlying positions held within the quota share retrocessional agreements are in excess of 1,400.
2 Contracts transacted in an International Swaps and Derivative Association, Inc. contract format.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
Natural Catastrophe Risk Management

The following discussion should be read in conjunction with the "Risk Factors" included in Item 1A of the Company’s 2017 Form 10-K, as filed with the Securities and Exchange Commission, in particular the risk factor entitled "Our stated catastrophe and enterprise-wide risk management exposures are based on estimates and judgments which are subject to significant uncertainties."

Exposure Management
 The Company’s Investment and Insurance Manager (the "Manager") monitors our net exposure to any one catastrophe loss event in any single zone within certain broadly defined major catastrophe zones at each treaty renewal date. The last major treaty renewal date was June 1, 2018. Our June 1, 2018 estimated net exposures by zone were in compliance with our underwriting guidelines. Namely, our estimated net exposure from any one catastrophe loss event in any individual zone was at or below 50% of our then-projected June 30, 2018 shareholders’ equity. These broadly defined major catastrophe zones are defined as follows:

North America:	Europe:	Rest of World:

U.S. - Northeast	Western Central Europe(1)	Australia
U.S. - Mid-Atlantic	Eastern Europe	New Zealand
U.S. - Florida	Southern Europe	Japan
U.S. - Gulf	Northern Europe, Benelux	South America
U.S. - New Madrid	and Scandinavia	Middle East
U.S. - Midwest	U.K. and Ireland
U.S. - California
U.S. - Hawaii
Canada - Eastern
Canada - Western
(1)  Consisting of France, Germany, Switzerland and Austria.

Single Event Losses
 For certain defined natural catastrophe region and peril combinations, the Manager assesses the probability and likely magnitude of losses using a combination of industry third-party models, proprietary models and underwriting judgment. The Manager attempts to model the estimated net impact from a single event, taking into account contributions from property catastrophe reinsurance (including retrocessional business), property pro-rata reinsurance and event-linked derivative securities, offset by the net benefit of any reinsurance or derivative protections we purchase and the benefit of premiums.

On June 1, 2018 our estimated single event loss exposures were within our underwriting guidelines. Namely, the estimated net impact from any one catastrophe loss event (excluding earthquake) at the 1 in 100 year return period for any one zone did not exceed 35% of our then-projected June 30, 2018 shareholders’ equity, and the estimated net impact from any one earthquake loss event at the 1 in 250 year return period for any zone did not exceed 35% of our then-projected June 30, 2018 shareholders’ equity.

Updated Single Event Loss Projections
The table that follows details our estimated net impact from single event losses as of June 1, 2018 for selected zones at specified return periods using industry-recognized third-party vendor models. It is important to note that each catastrophe model we use contains its own assumptions as to the frequency and severity of loss events, and results may vary significantly from model to model.
Net Impact From Single Event Losses at Specified Return Periods

	Net Impact (Millions)	Return Period(1)	Percentage of June 30, 2018 Shareholders’ Equity
U.S. - Florida hurricane	$37	1 in 100 year	30%
U.S. - California earthquake	22	1 in 250 year	18%
Japan earthquake	19	1 in 250 year	15%
All other zones			less than 15%
(1)         A "100-year" return period can also be referred to as the 1.0% occurrence exceedance probability ("OEP"), meaning there is an estimated 1.0% chance in any given year that this level will be exceeded.  A "250-year" return period can also be referred to as the 0.4% OEP, meaning there is an estimated 0.4% chance in any given year that this level will be exceeded.

Our single event loss estimates represent snapshots as of the time of such estimates. The composition of our in-force portfolio may change materially at any time due to the acceptance of new policies, losses incurred, the expiration of existing policies and changes in our ceded reinsurance and derivative protections.